UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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GLU MOBILE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 250
San Mateo, California 94404

May 2, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Glu Mobile Inc. (“Glu” or “Company”), to be held at the 2207 Bridgepointe Parkway, San Mateo, California on June 3, 2008 at 10:00 a.m. Pacific Time (the “Annual Meeting”). At the Annual Meeting, you will be asked to vote upon two proposals: the election of three Class I directors to serve until the third succeeding annual meeting and the ratification of Glu’s independent registered public accounting firm for the 2008 fiscal year.

Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the Annual Meeting, as well as Glu’s Annual Report to Stockholders for the year ended December 31, 2007. The Proxy Statement contains important information concerning the matters to be voted upon at the Annual Meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on April 21, 2008, (the “Record Date”) are entitled to vote at the Annual Meeting, and your vote is very important regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. Instructions on the Proxy Card will tell you how to submit your proxy over the Internet, by telephone or by returning your Proxy Card in the enclosed postage-paid envelope. If you plan to attend the Annual Meeting and vote in person, and your shares are held in the name of a broker or other nominee, as of the Record Date you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

L. Gregory Ballard
President, Chief Executive Officer and Director

GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 250
San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu” or the “Company”), will be held on June 3, 2008, at 10:00 a.m. Pacific Time, at 2207 Bridgepointe Parkway, San Mateo, California (the “Annual Meeting”). At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of three Class I directors to serve on our Board of Directors, each to serve until the Company’s annual meeting of stockholders to be held in 2011 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 21, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Kevin S. Chou
Vice President, General Counsel and Secretary

San Mateo, California
May 2, 2008

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

PROXY STATEMENT	1
VOTING RIGHTS AND PROXIES	1
ELECTION OF DIRECTORS	3
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF RICHARD A. MORAN, HANY M. NADA AND ELLEN SIMINOFF AS CLASS I DIRECTORS	4
COMPENSATION DISCUSSION AND ANALYSIS	12
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	21
Summary Compensation Table	22
Outstanding Equity Awards at Fiscal Year-End	23
PRINCIPAL STOCKHOLDERS	31
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	33
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE 2007 FISCAL YEAR	34
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR	34
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS	35
TRANSACTION OF OTHER BUSINESS	35

GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 250
San Mateo, California 94404

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of Glu Mobile Inc., a Delaware corporation (“Glu” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 3, 2008, at 10:00 a.m. Pacific Time, at 2207 Bridgepointe Parkway, San Mateo, California, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class I directors to serve until the Company’s annual meeting of stockholders to be held in 2011; (ii) and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and (iii) any other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.

The Annual Meeting will also be webcast over the Internet, available at www.glu.com/companyinfo.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about May 2, 2008. The address of our principal executive offices is 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 21, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 29,347,658 shares of our common stock outstanding and entitled to vote, held of record by 210 stockholders.

Pursuant to our Bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the Record Date. For ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive office at 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the Proxy Card and FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board of Directors does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), the Proxy Card will confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Card in their discretion. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of Glu, 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404 or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting. Approval of Glu’s our independent registered public accounting firm for the 2008 fiscal year each require the affirmative vote of a majority of the shares of common stock, represented in person or by proxy, and entitled to vote on the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against ratification of independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal year ending December 31, 2008.

Effect of “Broker Non-Votes”

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.

Voting Electronically via the Internet or by Telephone

General Information for all Shares Voted Via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed Proxy Card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.voteproxy.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their Proxy Cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-776-9437 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 2, 2007. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) June 2, 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than Glu’s Proxy Card.

If on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Glu Mobile Inc., Attention: Corporate Secretary, 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404, or contact our Corporate Secretary at (650) 532-2400.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements, schedule, list of exhibits and any exhibit specifically requested, filed with the Securities and Exchange Commission is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Our Board of Directors currently consists of eight directors. Our Amended and Restated Certificate of Incorporation and Bylaws provide for a classified Board of Directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class I directors, currently consisting of Richard A. Moran, Hany M. Nada and Sharon L. Wienbar, will expire at the Annual Meeting. At the Annual Meeting, holders of common stock will be asked to vote on the election of three directors as Class I directors, whose current term will expire at our 2008 Annual Meeting.

The Board of Directors has nominated Richard A. Moran, Hany M. Nada and Ellen Siminoff to serve as Class I directors for a three-year term that is expected to expire at Glu’s annual meeting in 2011, or until their earlier resignation or removal (the “Board’s Nominees”). You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Two of the continuing directors are Class II directors, whose terms will expire at our 2009 annual meeting, and three of the continuing directors are Class III directors, whose terms will expire at our 2010 annual meeting.

The election of Class I directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s Nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF RICHARD A. MORAN, HANY M. NADA AND ELLEN SIMINOFF AS CLASS I DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the Board of Directors by class, their ages as of April 1, 2008 and current positions with Glu. Biographical information for each nominee and/or director is provided below.

Nominees for Class I Directors

Name	Age	Position

Class I Directors (whose terms expire (if elected) at the 2011 annual meeting):
Richard A. Moran(a)	57	Director
Hany M. Nada(c)	39	Director
Ellen Siminoff*	40	Director

Continuing Directors

Name	Age	Position

Class II Directors (whose terms will expire at the 2009 annual meeting):
Ann Mather(c)	47	Director
Daniel L. Skaff(c)	48	Lead Independent Director
Class III Directors (whose terms expire at the 2010 annual meeting): L. Gregory Ballard	54	President, Chief Executive Officer and Director
William J. Miller(a)	62	Director
A. Brooke Seawell(b)	60	Director

(a)	Member of the Compensation Committee

(b)	Member of the Nominating and Governance Committee

(c)	Member of the Audit Committee

*	Effective upon the election of the nominee as a director, Ellen Siminoff will be a member of the Compensation Committee and the Nominating and Governance Committee.

Biographies

Nominees for Class I Directors

Richard A. Moran has served on our Board of Directors since May 2002. He has served as a Partner of Venrock Associates since January 2007. He served as Chairman of the board of directors of Portal Software, Inc. from February 2003 until Portal was sold to Oracle Corporation in July 2006. Also, since January 2002, he has served as Chief Executive Officer of Moran Manor and Vineyards LLC. From April 1996 to May 2002, Mr. Moran served as a Partner at Accenture Inc. (formerly Anderson Consulting LLP), focusing on media and entertainment. He also serves on the boards of directors of PodTech Network, Inc., TwoFish, Inc., TurnHere Inc. and the National Association of Corporate Directors, Northern California Chapter. Mr. Moran is the author of several books on business and management. Mr. Moran holds a B.A. in English from Rutgers College, an M.A. in personnel administration from Indiana University and a Ph.D. in organizational behavior/higher education from Miami University (Ohio).

Hany M. Nada has served on our Board of Directors since April 2005. Mr. Nada co-founded Granite Global Ventures in 2000 and has served as a Managing Director since its inception. He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e-infrastructure. Mr. Nada also serves on the boards of directors of OneWave Technologies, Inc., Accruent, Inc., Vocera Communications, Inc., WildTangent, Inc., Blue Casa Communications and Endeca Technologies, Inc. Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Ellen Siminoff will serve on our Board of Directors upon her election as a director. Since March 2008, Ms. Sminoff has served as Chief Executive Officer of Shmoop University, Inc., an education-based web publishing company. From March 2004 to March 2008, Ms. Siminoff served as the Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. Ms. Siminoff also serves on the board of directors of Journal Broadcasting and U.S. Autoparts, and privately-held companies, including Efficient Frontier, Inc. Ms. Siminoff holds an A.B. degree in economics from Princeton University and an M.B.A. from Stanford University.

Continuing Directors

L. Gregory Ballard has served as our President, Chief Executive Officer and director since September 2003. Prior to joining us, Mr. Ballard consulted for Virgin USA, Inc. from April 2003 to September 2003. Prior to then, he served as Chief Executive Officer at SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, from August 2002 to April 2003, and as Executive Vice President of Marketing and Product Management at SONICblue from April 2002 to August 2002. Between July 2001 and April 2002, Mr. Ballard worked as a consultant. Mr. Ballard served as Chief Executive Officer of MyFamily.com, Inc., a subscription-based Internet service, from January 2000 to July 2001. Previously, he served as Chief Executive Officer or in another senior executive capacity with 3dfx Interactive, Inc., an advanced graphics chip manufacturer, Warner Custom Music Corp., a division of Time Warner, Inc., Capcom Entertainment, Inc., a developer and publisher of video games, and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard also serves as an advisor to LaunchBox Digital. Mr. Ballard holds a B.A. degree in political science from the University of Redlands and a J.D. from Harvard Law School.

Ann Mather has served on our Board of Directors since September 2005. From September 1999 to May 2004, Ms. Mather was Executive Vice President and Chief Financial Officer for Pixar Animation Studios Inc. From 1992 to July 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Prior to then, she served in various roles with Alico, a division of AIG, Inc., Polo Ralph Lauren Europe’s retail operations, Paramount Pictures Corporation and KPMG in London. Ms. Mather also serves on the boards of directors of Google Inc., where she is a member of its audit committee, Central European Media Enterprises Ltd., where she is on its audit and related party committees, Ariat International, Inc., Wine Network, Inc. and Zappos.com, Inc. She also served as a director of Shopping.com from May 2004 until it was acquired by Ebay in August 2005, where she was chair of its audit committee and a member of its corporate governance and nominating committee. Ms. Mather holds an M.A. from Cambridge University in England.

On April 23, 2008, Ms. Mather was advised by the staff of the Los Angeles office of the Securities and Exchange Commission (SEC) that it intends to recommend that the SEC initiate a civil proceeding against her, alleging violation of various federal securities laws and regulations related to certain employee stock option transactions involving her former employer, Pixar Animation Studios. The staff’s recommendation arises out of Ms. Mather’s prior employment as Chief Financial Officer of Pixar, and not her service as a director or chair of the Audit Committee of Glu.

William J. Miller has served on our Board of Directors since January 2007. Mr. Miller has acted as an independent director and adviser to a number of technology companies since November 1999. From April 1996 until his retirement in November 1999, Mr. Miller served as Chairman of the Board of Directors and Chief Executive Officer of Avid Corporation, a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999. Prior to then, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation, a data storage manufacturer, and in various positions at Control Data Corporation, a computer and data services company, most recently as Executive Vice President and President, Information Services. Mr. Miller serves as a director of NVIDIA Corporation, Waters Corporation, Digimarc Corporation, Overland Storage, Inc., and Viewsonic Corporation. Mr. Miller holds a B.A. in speech communications and a J.D. from the University of Minnesota.

A. Brooke Seawell has served on our Board of Directors since June 2006. Since January 2005, Mr. Seawell has served as a Venture Partner at New Enterprise Associates, focusing on software and semiconductor investments. From February 2000 to December 2004, he served as a Partner at Technology Crossover Ventures. Prior to joining TCV, Mr. Seawell worked in senior executive positions with NetDynamics, Inc., an application server software company, and Synopsys Inc., an electronic design automation software company. Mr. Seawell also serves on the boards of directors of NVIDIA Corporation, Informatica Corporation, SiTime Corporation and Telegent Systems. In addition, Mr. Seawell is an observer on the boards of directors of Tabula Inc. Mr. Seawell holds a B.A. in economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Daniel L. Skaff has served on our Board of Directors since December 2001 and has served as our lead independent director since June 2005. Mr. Skaff is the founder of Sienna Ventures, a venture capital firm, and has served as its Managing Partner since its inception in June 2000. He also co-founded Pon North America Inc., a distribution company, and served as its Chairman from May 1998 to May 2001. Mr. Skaff also is a founding investor and lead director of Protocol Communications Inc., a call center and integrated marketing services business, where he served as a director from June 1998 to December 1999. He is currently on the investment committee of the Marin Community Foundation, a large charitable organization, and is a founding advisory board member of Northstar Capital LLC, a subordinated debt fund based in Minneapolis. Mr. Skaff also serves on the boards of directors of EBT Mobile China, Plc, Epana Networks, Inc., Farmacia Remedios and Potenco, Inc. Mr. Skaff holds an A.B. in economics with honors from Harvard University and an M.B.A. from the Wharton School, University of Pennsylvania, where he was a Wharton Fellow.

Board Meetings, Committees and Corporate Governance

The Board of Directors had eleven meetings during 2007 and acted by unanimous written consent on one other occasion. During 2007, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the Board of Directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served). Our Board of Directors has determined that all of our Board members other than Mr. Ballard are independent, as determined under the rules of the NASDAQ Stock Market. Our Board of Directors has established three committees of the Board that are currently in place: the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee currently consists of three of our outside directors, Ms. Mather, who is chair of the Audit Committee, and Messrs. Nada and Skaff. The composition of our Audit Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations, including their transitional rules. Each member of our Audit Committee is financially literate. Our Board of Directors has determined that Ms. Mather and Mr. Skaff are “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee recommended, and our Board of Directors has adopted, an amended and restated charter for our Audit Committee, which has been posted on our website at http://www.glu.com/corp/pages/investors.aspx. Our Audit Committee, among other things:

•	selects a firm to serve as an independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and that firm, our interim and year-end operating results;

•	develops procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls and audit procedures; and

•	approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee met eleven times during the 2007 fiscal year, including meetings with our independent registered public accounting firm to review our quarterly and annual results. The Audit Committee operates pursuant to the Audit Committee charter.

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Mr. Miller, who is the chair of the Compensation Committee, Mr. Moran and Ms. Wienbar. Effective upon election as a director, Ms. Siminoff will be a member of the Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things

•	reviews and determines the compensation policy for our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

The Compensation Committee considers the recommendations of the Chief Executive Officer and our human resources department in its executive officer compensation decisions.

The Compensation Committee operates pursuant to the Compensation Committee charter. Under its charter, which has been posted on our website at http://www.glu.com/corp/pages/investors.aspx, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The Compensation Committee has retained Compensia Inc. (“Compensia”), an executive compensation consulting firm, to assist the committee in establishing the compensation structure for our executive officers for 2007 and 2008. During 2007, Compensia’s assignments for the Compensation Committee included providing competitive data and business and technical considerations, reviewing and analyzing the peer group data and other benchmarks used by the Compensation Committee in establishing the compensation structure for our executive officers, and general executive compensation consultation services.

The Compensation Committee met six times during the 2007 fiscal year and acted by unanimous written consent on three other occasions.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of two of our outside directors, Mr. Seawell, who is the chair of the Nominating and Governance Committee, and Ms. Wienbar. Effective upon election as a director, Ms. Siminoff will be a member of the Nominating and Governance Committee. The composition of our Nominating and Governance Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our Nominating and Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our Board of Directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews related party transactions and proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our Board of Directors concerning corporate governance matters.

The Nominating and Governance Committee met two times during the 2007 fiscal year and acted by unanimous written consent on one other occasion. The Nominating and Governance Committee operates pursuant to the Nominating and Governance Committee charter.

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404. The recommendation must be submitted not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees. Candidates for the Board of Directors are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long-term interests of our stockholders. From time to time, the Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the

Nominating and Governance Committee has no stated minimum criteria for candidates. Final approval of nominees to be presented for election is determined by the full Board.

The Nominating and Governance Committee recommended to the Board that Messrs. Moran and Nada and Ms. Siminoff be nominated to serve as Class I directors.

The Board has designated Mr. Skaff as its lead independent director. The lead independent director presides at all meetings of the Board, including executive sessions of non-management or independent directors. This director also calls meetings of the independent or non-management directors and provides agendas for such meetings. In addition, he serves as liaison between the Chief Executive Officer and the independent and non-management directors and provides input regarding information sent to the Board. He also provides input regarding meeting agendas for the Board, consults with the committee chairs regarding agendas of committee meetings, provides advice with respect to the selection of committee chairs, interviews Board candidates and makes recommendations to the Nominating and Governance Committee. He may also perform other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Communications with Directors

Stockholders and employees may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

We encourage directors to attend our annual meetings of stockholders but do not require attendance.

Director Compensation

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate. In connection with our initial public offering (“IPO”), the Board adopted the following policy with respect to the compensation of non-employee directors:

•	Non-employee directors receive an annual retainer of $20,000, provided that until the first annual meeting of stockholders following the IPO, directors who are affiliated with one of our principal stockholders are not eligible for this annual base compensation;

•	The lead independent director receives additional annual compensation of $15,000;

•	The chair of the Audit Committee receives additional annual compensation of $15,000;

•	The chair of the Compensation Committee receives additional annual compensation of $15,000;

•	The chair of the Nominating and Governance Committee receives additional annual compensation of $5,000; and

•	Each non-employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee or Nominating and Governance Committee, other than as chair.

All cash compensation to directors will be paid in quarterly installments upon continuing service. We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

In connection with our IPO, each non-employee director, other than Ms. Mather and Mr. Moran who had previously received an initial equity compensation award and consequently received smaller awards, received an initial equity award of, at that director’s discretion, either an option to purchase 33,333 shares of our common stock or a grant of 11,000 shares of restricted stock, which in either case vested as to 16 2/3% of the shares after six months and thereafter vested and will vest pro rata monthly for the next 30 months. Ms. Mather and Mr. Moran had a choice of either an option to purchase 11,000 shares of our common stock or a grant of 3,666 shares of restricted stock, which in either case vested as to 50% of the shares after six months and thereafter vested pro rata monthly for the next six months. Mr. Moran chose to receive an option to purchase 11,000 shares of our common stock and Ms. Mather chose to receive a grant of 3,666 shares of restricted stock.

Each year at about the time of our annual meeting of stockholders, each non-employee director will receive an additional equity award of, at that director’s discretion, either a grant of a number of shares of restricted stock with a then fair market value equal to $50,000 or an option to purchase three times as many shares of our common stock, in either case vesting pro rata monthly over one year.

Each new non-employee director will receive an initial equity award of, at that director’s discretion, either a grant of a number of shares of restricted stock with a then fair market value equal to $150,000 or an option to purchase three times as many shares of our common stock, in either case vesting as to 16 2/3% of the shares after six months and thereafter vesting pro rata monthly over the next 30 months.

We do not provide compensation to Mr. Ballard for his service on our Board of Directors because he is an officer of the Company.

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non-employee director during the fiscal year ended December 31, 2007.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)	($)(1)(2)(3)	($)

Richard A. Moran	$18,535	—	$67,193	$85,728
Hany M. Nada	2,648	—	59,333	61,981
Ann Mather	18,535	$32,756	—	51,291
Daniel L. Skaff	7,944	—	59,333	67,277
William J. Miller	13,239	—	59,333	75.572
A. Brooke Seawell	5,295	—	59,333	64,628
Sharon L. Wienbar	5,295	—	59,333	64,628

(1)	The amounts in this column represent amounts recognized as compensation expense for financial statement reporting purposes in 2007 in accordance with SFAS No. 123R in connection with all of the options held or previously exercised by the director.

(2)	The fair value of options granted to the directors during 2007 under FAS 123R are as follows: Mr. Moran: $67,193; Mr. Nada: $59,333; Mr. Skaff: $59,333; Mr. Miller: $59,333; Mr. Seawell: $59,333 and Ms. Wienbar: $59,333.

(3)	The aggregate number of outstanding stock awards and stock options held by the directors at the end of fiscal 2007 was as follows: Mr. Moran: 26,000 stock options; Mr. Nada: 33,333 stock options; Ms. Mather: 916 unvested stock awards and 75,000 stock options; Mr. Skaff: 33,333 stock options; Mr. Miller: 33,333 stock options; Mr. Seawell: 33,333 stock options and Ms. Wienbar: 33,333 stock options.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Miller and Moran and Ms. Wienbar, each of whom is a non-employee director. No member is or has been an officer or employee of Glu or any of its subsidiaries and there are no other relationships between committee members and Glu or any other company that are required to be disclosed under this caption by the regulations of the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2007 with the exception of a Form 4 for Alessandro Galvagni, which was filed on September 19, 2007 for a transaction that occurred on April 25, 2007.

Executive Officers and Key Employees

Our executive officers and key employees, their positions, and their respective ages, as of April 1, 2008, are:

Name	Age	Position

Executive officers:
L. Gregory Ballard	54	President, Chief Executive Officer and Director
Albert A. Pimentel(1)	52	Executive Vice President and Chief Financial Officer
Jill S. Braff	39	Senior Vice President of Global Publishing
Alessandro Galvagni	37	Senior Vice President of Global Product Development and Chief Technology Officer
Key Employees:
Kevin S. Chou	36	Vice President, General Counsel and Secretary
Eric R. Ludwig(1)	38	Vice President, Finance and Assistant Secretary

(1)	On April 24, 2008, Mr. Pimentel informed us that he was resigning, effective May 9, 2008. On April 28, 2008, our Board of Directors appointed Eric R. Ludwig, our current Vice President, Finance and Assistant Secretary, to serve as our Senior Vice President, Finance and Assistant Secretary and, effective May 9, 2008, to serve in the additional capacity as our Interim Chief Financial Officer during our search for a new Chief Financial Officer.

Our executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Executive Compensation — Employment Agreements and Offer Letters.” Biographical information for Mr. Ballard is provided above. See “— Information Regarding Our Nominees and Directors.”

Albert A. “Rocky” Pimentel has served as our Executive Vice President and Chief Financial Officer since October 2004. Prior to joining us, Mr. Pimentel served as Executive Vice President and Chief Financial Officer of Zone Labs, Inc., an end-point security software company, from September 2003 until it was acquired in April 2004 by Checkpoint Software, Inc. From January 2001 to June 2003, he served as a Partner of Redpoint Ventures, a venture capital firm focused on investments in information technology. Prior to then, he served as Chief Financial Officer for WebTV Networks, Inc., a provider of set-top Internet access devices and services acquired by Microsoft Corporation, and LSI Logic Corporation, a semiconductor and storage systems developer listed on the New York Stock Exchange. Mr. Pimentel also serves on the board of directors of Danger, Inc. Mr. Pimentel holds a B.S. in commerce from Santa Clara University and is a Certified Public Accountant.

Jill S. Braff has served as our Senior Vice President of Global Publishing since June 2007, and served as our Senior Vice President of Worldwide Publishing from May 2005 to June 2007 and also as our General Manager of the Americas from August 2005 to June 2007. She also previously served as our Vice President of Marketing from December 2003 to May 2005, and as a marketing consultant from November 2003 to December 2003. From 2001 until November 2003, Ms. Braff worked as an independent marketing consultant and functioned as interim Vice President of Marketing at Sega of America, Inc., an interactive entertainment company, from June 2003 to August 2003, as Creative Director at Konami of America, an electronic entertainment company, from January 2003 to June 2003, and as a wireless games consultant at Sprint PCS from January 2002 to April 2002. Ms. Braff has also held senior marketing positions at Photopoint Corporation, MyFamily.com, Inc. and The Learning Company. Ms. Braff

serves on the board of directors of the Mobile Entertainment Forum. Ms. Braff holds a B.A. in English from Colgate University.

Alessandro Galvagni has served as our Senior Vice President of Global Product Development and Chief Technology Officer since June 2007, and served as our Chief Technology Officer from September 2002 to June 2007 and also as our Senior Vice President of Product Development from January 2006 to June 2007. Prior to joining us, Mr. Galvagni served as an architect (pervasive division) at BEA Systems, Inc. during 2001. Previously, Mr. Galvagni served as project leader at Pumatech International, a mobile software technology company, from 1999 to 2001. Prior to then, Mr. Galvagni served in senior engineering roles with Proxinet, Inc., a mobile software technology company, and at NASA Ames Research Center. Mr. Galvagni holds a B.S. in computer engineering from California State University at San Jose and an M.S. in computer engineering from Santa Clara University.

Kevin S. Chou has served as our Vice President, General Counsel and Secretary since July 2006. Prior to joining us, Mr. Chou served as Senior Counsel at Knight-Ridder, Inc., a newspaper publishing and Internet company, from August 2005 to July 2006. From September 2002 to August 2005, he served as Associate General Counsel at The Thomas Kinkade Company, an art publishing company. Mr. Chou served as General Counsel of Dialpad Communications, Inc., an Internet telephony company, from October 2000 to March 2002. Previously, Mr. Chou worked at Fenwick & West LLP, a law firm serving technology and life sciences clients, and Orrick, Herrington & Sutcliffe, an international law firm. Mr. Chou holds a B.S. in economics from the University of California at Berkeley and a J.D. from Yale Law School.

Eric R. Ludwig has served as our Vice President, Finance and Assistant Secretary since July 2006, served as our Vice President, Finance since April 2005, and served as our Director of Finance from January 2005 to April 2005. Prior to joining us, from January 1996 to January 2005, Mr. Ludwig held various positions at Instill Corporation, an on-demand supply chain software company, most recently as Chief Financial Officer, Vice President, Finance and Corporate Secretary. Prior to Instill, Mr. Ludwig was Corporate Controller at Camstar Systems, Inc., an enterprise manufacturing execution and quality systems software company, from May 1994 to January 1996. He also worked at Price Waterhouse L.L.P. from May 1989 to May 1994. Mr. Ludwig holds a B.S. in commerce from Santa Clara University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors is comprised of three non-employee members of our Board of Directors. The Compensation Committee’s basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of our compensation, equity and employee benefit plans and programs applicable to executive officers.

Our compensation program for executive officers is designed to attract individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable corporate and individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific quarterly, long-term and strategic goals, and which aligns executive officers’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of improving stockholder value. We evaluate compensation to ensure that we maintain the ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers should include both cash and stock-based compensation that reward performance against established goals.

We work within the framework of our pay-for-performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Role of Executive Officers in Compensation Decisions

For compensation decisions relating to executive officers other than Mr. Ballard, Mr. Ballard, as the manager of the members of the executive team, assesses each individual’s contributions to their respective goals and makes a recommendation to the Compensation Committee regarding any merit-based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment stock option or other equity compensation grant. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of the Mr. Ballard’s contributions to corporate goals and achievement of individual goals. Consistent with our compensation philosophy, each employee’s evaluation begins with a written self-assessment, the supervisor’s own evaluation of the employee’s performance and input from others within the company. Mr. Ballard bases his recommendations in part upon annual performance reviews of our executive officers, including a review of self-evaluations prepared by such executive officers and supervisor reviews when the executive officers report to someone other than Mr. Ballard. Our Compensation Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executive officers. Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also Messrs. Skaff, Pimentel and Chou, and Rocky Francis, our vice president of global human resources.

Components of Executive Compensation

Our executive officers’ compensation currently has three primary components — base compensation or salary, quarterly (and, in the case of Mr. Ballard, also annual) cash bonuses under a performance-based, non-equity incentive plan, and stock option awards granted pursuant to our 2007 Equity Incentive Plan. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees in the geographical location where they are based. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executive officers. To this end, with the help of Compensia, an executive compensation consulting firm, we access a number of executive compensation surveys and other databases and review them when making crucial executive officer hiring decisions and annually when we review executive compensation. We designed our executive bonus plan to focus our management on achieving key corporate financial objectives, to motivate certain desired individual behaviors and to reward substantial achievement of these corporate financial objectives and individual goals. We utilize cash bonuses to reward performance achievements with a time horizon of one year or less, and we utilize salary as the base amount necessary to match our competitors for executive talent. We utilize initial and refresh stock options to reward long-term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for the executive officer.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We believe that, as is common in the technology sector, stock option awards are the primary compensation-related motivator in attracting and retaining employees and that salary and bonus levels are secondary considerations to most employees. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, but our Compensation Committee’s general compensation philosophy is to provide a mix of cash incentives and equity to balance the company’s short-term and long-term performance goals. In addition, our Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if the company performs well over time, consistent with our pay-for-performance culture.

Our Compensation Committee’s current intent is to perform at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives. These companies may or may not be public companies or even technology companies. Our Compensation Committee’s most recent review occurred at its October 2007 and November 2007 meetings.

We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Benchmarking

Our Compensation Committee, at its September 2006 meeting, set executive officers’ base salaries and total cash compensation, which includes base salaries plus cash-based bonuses, at levels that were at or near the 60th percentile of salaries of executive officers with similar roles at comparable pre-public and small public companies and set their aggregate share and option holdings at a level that was at or near the 75th percentile of executive officers in similar positions. Our Compensation Committee believed that the 60th percentile for base salaries and total cash compensation was the minimum cash compensation level that would allow us to attract and retain talented executive officers. However, because our Compensation Committee fixed salaries near the median of comparable executive officers’ salaries, it chose to make equity grants at or near the level of the 75th percentile. These guidelines governed the total cash compensation of our executive officers through December 2007 and the equity compensation of our executive officers through November 2007, when new guidelines established by our Compensation Committee at its October and November 2007 meetings became effective.

For the September 2006 meeting, Compensia, for consideration in connection with determining the 2007 stock-based compensation for all of our executive officers and the 2007 cash compensation for our executive officers based in the United States, prepared a peer analysis based on data from:

•	the Advanced HR — Option Impact Pre-IPO Compensation Database for software companies in the San Francisco Bay Area that had raised at least $50 million of capital;

•	the Croner Entertainment and Educational Software Compensation Survey, which includes a mix of private and public companies;

•	the Radford Executive Survey of primarily public companies and some private companies, in each case limited to the groups of companies with revenues of less than $50 million and companies with revenues between $50 million and $200 million; and

•	public filings of the following recently public companies, primarily in the technology sector: Clayton Holdings, Dealertrack Holdings, Emageon, Kenexa, Loopnet, Nci, Omniture, Rackable Systems, Synchronoss Technologies, Taleo, Traffic.com, Unica, Visicu, Vocus and Website Pros.

For the September 2006 meeting, Compensia, for consideration in connection with determining the 2007 cash compensation for our executive officer based in the United Kingdom, used data from the IPAS High Technology International Survey of primarily public companies and some private companies.

At its October 2007 and November 2007 meetings, our Compensation Committee confirmed its previously established guidelines of setting executive officers’ base salaries and total cash compensation, which includes base salaries plus cash-based bonuses, at levels that are at or near the 60th percentile of salaries of executive officers with similar roles at comparable pre-public and small public companies. The committee also determined to continue to set the aggregate share and option holdings for executive officers at or near the 75th percentile of executive officers in similar positions. Our Compensation Committee continues to believe that the 60th percentile for base salaries and total cash compensation is the minimum cash compensation level that would allow us to attract and retain talented executive officers. However, because our Compensation Committee fixed salaries near the median of comparable executive officers’ salaries, it continues to choose to make equity grants at or near the level of the 75th percentile.

For the October 2007 and November 2007 meetings, Compensia, for consideration in connection with determining the 2008 stock-based and cash compensation for all of our executive officers, prepared a peer analysis based on data from:

•	comparable position compensation data for the following peer companies: Actuate, Aruba Networks, Autobytel, BigBand Networks, Chordiant Software, CommVault Systems, CyberSource, Digimarc, DivX, DTS, Omniture, Opsware, Riverbed Technnology and Sonic Solutions;

•	the Radford April 2007 High-Tech Executive Survey of a subset of the complete peer companies list (Actuate, BigBand Networks, Chordiant Software, CommVault Systems, CyberSource, Digimarc, Omniture and Opsware) plus Real Networks;

•	the Radford April 2007 High-Tech Executive Survey of primarily public and some private software companies, limited to companies with revenues between $50 million and $200 million; and

•	where peer company proxy data was available, blended peer company proxy data and the survey data set forth above in the three points, giving equal weight to the proxy data and survey data.

Compensia and our Compensation Committee used a different set of peer companies for benchmarking at our Compensation Committee’s October 2007 and November 2007 meetings than the set used at our Compensation Committee’s September 2006 meeting. At the time of the September 2006 meeting, we were a private company so Compensia and our Compensation Committee considered executive pay practices at technology companies that were late stage private companies or had recently gone public to gauge compensation levels, pay mix, equity vehicles and other considerations, in order to transition from being a private company to a public company in our compensation practices. In April 2007, Radford and the Compensation Committee considered a different set of peer companies in connection with a Radford assessment of our equity compensation program for its employees in general. Radford conferred with our management to develop a proposed group of peer companies of companies similar to Glu based on industry, financial and organizational comparability. The proposed group of peer companies was presented by Radford and the Company’s management to Compensia and our Compensation Committee for input and based on input from Compensia and our Compensation Committee, the group of peer companies was modified slightly to reflect their view of better aligned comparators, including consideration of similar growth characteristics for example, resulting in the final group of peer companies which Compensia and our Compensation Committee considered at the Compensation Committee’s October 2007 and November 2007 meetings.

Our Compensation Committee realizes that using a benchmark may not always be appropriate but believes that it is the best alternative at this point in the life cycle of our company. In instances where an executive officer is uniquely key to our success, our Compensation Committee may provide compensation in excess of these percentiles. Our Compensation Committee’s judgments with regard to market levels of base compensation and aggregate equity holdings were based on a report obtained from Compensia, which was engaged by our Compensation Committee to assist in the adjustment of the compensation to our executives; the report compared our executive compensation with the executive compensation at a number of recently public companies and a number of similarly situated private companies, analyzing various factors including employee headcount and revenues. The Compensation Committee’s choice of the foregoing percentiles to apply to the data in the report reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation and options at these percentage levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at the peer companies using the benchmarks prepared by Compensia. We believe that this peer group is representative of companies in our size range and industry that are a fair representation of the employment market in which we compete. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the peer companies, individual performance and responsibility, prior experience and salary history. Our policy is to target base salaries at the 60th percentile of the peer companies. In instances where an executive officer is uniquely key to our success or has a role that does not exactly match the benchmarking data, our Compensation Committee may provide compensation below, or in excess of, the 60th percentile of the peer companies.

At its September and October 2006 meetings, based on consideration of the benchmarks, our Compensation Committee recommended and our Board of Directors subsequently approved salary increases and additional option grants to our executive officers. The new annual base salary levels fixed in October 2006 for our executive officers were $300,000 for Mr. Ballard, $250,000 for Mr. Pimentel, $240,000 for Ms. Braff, $240,000 for Mr. Galvagni and £120,000 for Mr. Segerstråle. These base salary increases were approved based on recommendations from the Chief Executive Officer, an evaluation of each executive officer’s performance that was performed in consultation with the Chief Executive Officer, and consideration of the benchmarking data. After taking these base salary increases into consideration, the base salaries of Messrs. Ballard, Pimentel, Galvagni and Segerstråle and Ms. Braff remained at or below the guideline levels established by the Compensation Committee.

At its October and November 2007 meetings, based on consideration of the benchmarks, our Compensation Committee recommended and our Board of Directors subsequently approved salary increases and additional option grants to our executive officers. The new annual salary levels fixed in November 2007 and effective beginning December 15, 2007 for our executive officers were $375,000 for Mr. Ballard, $280,000 for Mr. Pimentel, $270,000 for Ms. Braff and $270,000 for Mr. Galvagni. Mr. Segerstråle, an executive officer in 2006, was not included in these recommendations as he had resigned from the Company in August 2007. These base salary increases were approved based on recommendations from the Chief Executive Officer, an evaluation of each executive officer’s performance that was performed in consultation with the Chief Executive Officer, and consideration of the benchmarking data. After taking these base salary increases into consideration, the base salary of Mr. Ballard remained below the guideline levels established by the Compensation Committee and the base salaries of Messrs. Pimentel and Galvagni and Ms. Braff were above the guideline levels established by the Compensation Committee. The Compensation Committee believes that Mr. Pimentel’s broader role, including administration and corporate development, and his lengthy career in the industry, Ms. Braff’s broader role, including worldwide sales and marketing, Mr. Galvagni’s broader role, including product development and engineering, and the fact that, each of these positions entails broader responsibilities than the comparable executives in the benchmark comparisons, warrants in each case a base salary higher than the guidelines established by the Compensation Committee. Mr. Pimentel’s base salary exceeded the 60th percentile guideline used by the Compensation Committee by approximately 8%, Ms. Braff’s base salary exceeded the 60th percentile guideline by approximately 12% and Mr. Galvagni’s base salary exceeded the 60th percentile guideline by approximately 11%. Our Compensation Committee’s choice of the foregoing salaries reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable.

Equity Compensation

Generally, a significant stock option grant is made in the year when an executive officer commences employment with us. This grant is made within our written guidelines for new hire grants, consistent with the executive officer’s position and considering also the benchmarks. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment in which we operate. When a new executive officer is hired, an option grant will be made at the first regularly scheduled meeting of the Compensation Committee after the executive officer commences employment. These initial grants vest over four years and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years to compensate executive officers for their contribution over a period of time.

Subsequent option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. We do not make stock option grants in connection with the release or withholding of material non-public information. As a general matter, option grants to existing executive officers are made annually at our regularly scheduled Compensation Committee meetings in October. Other than as described above, we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. It is possible that we will establish further programs or policies of this sort in the future, but we do not currently have plans to do so. Option grants were made to existing executive officers in November 2007 as the Compensation Committee determined at its October 2007 meeting that it wished to seek the input of the full Board of Directors prior to making the option grants.

From February 2005 through the date of our IPO in March 2007, our Compensation Committee sought periodic valuation updates from an independent valuation firm to determine the fair market value of our common stock. All equity awards through the date of our IPO to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the fair market value on the grant date in accordance with the valuation determined by our independent, outside valuation firm. Authority to make equity grants to executive officers rests with our Compensation Committee, although, as noted above, our Compensation Committee does consider Mr. Ballard’s recommendations.

In January 2007, our Board of Directors adopted, and in March 2007 our stockholders approved, a new equity plan. The 2007 Equity Incentive Plan replaced our 2001 Stock Option Plan upon our IPO in March 2007. Participation in the 2007 Equity Incentive Plan is available to all executive officers as well as our other employees. Participation in the 2007 Employee Stock Purchase Plan, which our Board of Directors adopted in January 2007 and our stockholders approved in March 2007, is also available to all executive officers on the same basis as our other employees.

In November 2007, our Compensation Committee awarded options to purchase 125,000 shares of common stock to Mr. Ballard, 70,000 shares to Mr. Pimentel, and 75,000 shares each to Ms. Braff and Mr. Galvagni. These options for executive officers represented approximately 19.4% of the aggregate number of options that we awarded to our employees in 2007. In October 2007, the Board of Directors reduced the term of stock options granted by the company under the 2007 Equity Incentive Plan from ten years to six years. All of the stock options granted to the executive officers in November 2007 thus have six year terms. The exercise price for these stock options was set at the market price on the date of approval by the Compensation Committee. These refresh grants vest over four years and no shares vest before the one year anniversary of the option grant, which is the same vesting schedule as refresh grants to our other employees. The value of the shares subject to these grants are reflected in the table below entitled “Grants of Plan-Based Awards in 2007.”

To date, we have not awarded shares of restricted stock to our executive officers. Since we have been in a high growth phase of our business and our stock has only recently become publicly traded, the Compensation Committee believes that the options currently provide a more powerful incentive for our executive officers. However, the Compensation Committee may make restricted stock grants in the future.

Cash Bonuses Under Our Non-Equity Incentive Plan

Our current executive bonus plan was adopted by our Compensation Committee in February 2004, was amended in September 2007 and was most recently amended in March 2008, to reward all vice presidents and more senior executive officers, and certain senior director-level employees. It contemplates the payment of a maximum annual bonus equal to an officer’s current annual salary multiplied by a percentage fixed in the officer’s employment offer letter or subsequently fixed or amended by our Chief Executive Officer or, in the case of our Chief Executive Officer’s percentage, our Compensation Committee. The percentages for 2007 were 50% for Mr. Ballard, 30% for Mr. Pimentel and 25% for Ms. Braff and Mr. Galvagni. These targeted amounts for 2007 were below the guidelines established by the Compensation Committee. In November 2007, the Compensation Committee increased the percentages to 75% for Mr. Ballard and 50% for Messrs. Pimentel and Galvagni and Ms. Braff, such increases effective January 1, 2008. These targets amounts for 2008 are at the guidelines established by the Compensation Committee for Mr. Pimentel, above the guidelines established by the Compensation Committee for Mr. Galvagni and below the guidelines established by the Compensation Committee for Mr. Ballard and Ms. Braff. Mr. Galvagni’s bonus percentage exceeded the 60th percentile guideline by approximately 42.9%, in light of the factors discussed in “— Base Salary” above. Our Compensation Committee’s choice of the foregoing salaries reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable.

Except with regards to Mr. Ballard, we pay bonuses quarterly with the maximum potential bonus in a given quarter equal to 25% of the maximum annual bonus. We determined to pay bonuses quarterly because our Compensation Committee believed a short-term orientation was appropriate given the uncertainty and unpredictability of operations in a small company. Mr. Ballard’s maximum potential bonus in a given quarter is equal to 20% of his maximum annual bonus, with the final 20% being paid after our year-end based on his annual performance. The Compensation Committee wanted Mr. Ballard’s bonus to be largely aligned with those of the other executive officers but to include a strategic component that went beyond the short-term quarterly financial metrics.

In 2007, we based quarterly bonuses on three components — corporate operational revenues, corporate operational EBITDA and individual contributions. In March 2008, the Compensation Committee modified the executive bonus plan such that, for 2008 bonuses, the corporate operational EBITDA target is replaced with a corporate non-GAAP earnings target. We defined corporate operational revenues, for bonus purposes, to mean the estimated revenues that we will ultimately recognize from end-user downloads during the quarter. We defined corporate operational EBITDA, for bonus purposes, to mean operational revenues less the royalties associated with those revenues and less our normal recurring cash operating expenses. Thus, we do not subtract amortization or impairment of intangible assets, impairment of prepaid royalties or guarantees, stock-based compensation, depreciation, restructuring charges or any other expenses that we consider nonrecurring. We defined corporate non-GAAP earnings, for bonus purposes, to mean corporate GAAP net income less amortization or impairment of intangible assets, impairment of prepaid royalties or guarantees, stock-based compensation, restructuring charges or any other expenses that we consider nonrecurring. The Compensation Committee felt that the largest portion of each bonus should be based on our executive officers’ success as a team and thus based on corporate financial goals, but that there should be some ability to reward individual contributions. Each component of the bonus is independent of the other components, and we will pay the applicable percentage of the bonus if an objective is attained, regardless of whether any or all of the other objectives are attained. For 2007, the Compensation Committee chose corporate operational revenues and corporate operational EBITDA because it believed that, as a growth company, we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Likewise, it believed a profitable company with little or no growth was not acceptable. For 2008, the Compensation Committee chose corporate operational revenues and corporate non-GAAP earnings because it continued to believe that, as a growth company, we should reward revenue growth, but only if that revenue growth is achieved cost effectively, and that a profitable company with little or no growth was not acceptable. The Compensation Committee decided to replace the corporate operational EBITDA objective with the corporate non-GAAP earnings objective because non-GAAP earnings is a more precise measurement, requires our executive officers to consider matters from a GAAP perspective in terms of Glu’s financial goals, and is a better measure of our financial performance to our stockholders. Thus, the Compensation Committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. The targets are based on our annual budget, as approved by the Board of Directors. The individual performance objectives are determined by the executive officer to whom the potential bonus recipient reports or, in the case of our Chief Executive Officer, by our lead independent director and one or more members of our Compensation Committee, after taking input from the other members of our Board of Directors. The basis for Mr. Ballard’s bonus might include such objectives as developing our executive team, successfully integrating acquisitions, ensuring the creation of a sufficient number of games, developing improved content strategy or developing strategic opportunities.

The actual amount of the quarterly and annual bonus payments in 2007 depended on whether we achieved our corporate operational revenue and corporate operational EBITDA targets, and, for each individual executive officer, whether he or she achieved his or her individual goals. Each executive officer, other than Mr. Ballard, is eligible to receive up to 37.5% of their bonus opportunity based on our corporate operational revenues, 37.5% of their bonus opportunity based on our corporate operational EBITDA and 25% of their bonus opportunity based on the executive officer’s individual goals. Mr. Ballard is eligible to receive up to 40% of his bonus opportunity based on our corporate operational revenues, 40% of his bonus opportunity based on our corporate operational EBITDA and 20% of his bonus opportunity based on his individual annual goals. In each case, payment for the financial targets components of the bonuses is contingent on achieving 90% of the applicable target, with 40% of the maximum amount for that portion of the bonus being paid if we achieve at least 90% but less than 95% of the applicable target, 70% of the maximum amount for that portion of the bonus being paid if we achieve at least 95% but less than 100% of the applicable target, and 100% of the maximum amount for that portion of the bonus being paid if we achieve at least 100% of the applicable target. At the end of each fiscal quarter, we calculate performance for the quarter and determine each participant’s quarterly bonus amount. The Compensation Committee has retained the discretion to withdraw, amend, add to or terminate the executive bonus plan, or any portion of it, at any time. The aggregate bonus payments for our executive officers earned in 2007 were $73,500, $33,281, $29,062 and $29,062 for Mr. Ballard, Mr. Pimentel, Ms. Braff and Mr. Galvagni, respectively.

Severance and Change of Control Payments

We are a party to change of control severance agreements with each of our executive officers. For each of Messrs. Ballard and Pimentel, if he is terminated within 12 months following a change of control of the company, all of his stock options will immediately vest. For each of Ms. Braff and Messrs. Galvagni and Ludwig, if she or he is terminated within 12 months following a change of control of the company, she or he will become vested as to an additional 50% of each stock option originally granted.

Our Board of Directors determined to provide these change of control arrangements in order to mitigate some of the risk that exists for executives working in a small, dynamic company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. For quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below.

Other than Mr. Ludwig, absent a change of control event, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments. See “Compensation Related to April 2008 Appointment of Interim Chief Financial Officer” below for a discussion of the severance arrangement with Mr. Ludwig.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We did not match employee contributions under our 401(k) plan in 2007. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. There were no special benefits or perquisites provided to any executive officer in 2007.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer, our Chief Financial Officer and each of our three most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, our stockholders were asked to approve a limit under our 2007 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock awards are generally not considered performance-based under Section 162(m) of the Internal Revenue Code and, therefore, are generally not deductible. However, such awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carryforward.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Compensation Related to April 2008 Appointment of Interim Chief Financial Officer

On April 24, 2008, Mr. Pimentel informed us that he was resigning, effective May 9, 2008. On April 28, 2008, our Board of Directors appointed Eric R. Ludwig, our current Vice President, Finance and Assistant Secretary, to serve as our Senior Vice President, Finance and Assistant Secretary and, effective May 9, 2008, to serve in the additional capacity as our Interim Chief Financial Officer during our search for a new Chief Financial Officer.

In connection with Mr. Ludwig’s appointment to serve as our Senior Vice President, Finance and Interim Chief Financial Officer, the Compensation Committee approved the following additional compensation:

•	Mr. Ludwig was granted an option to purchase 40,000 shares of our common stock, at an exercise price equal to $4.39 per share, vesting pro rata monthly over four years; provided that the option vests as to no shares until April 28, 2009 at which time it will vest as to 25% of the shares;

•	Mr. Ludwig’s base annual salary was increased to $250,000 from $225,000, and his target bonus was increased to 50% of his base salary from 35% of his base salary; and

•	provided that Mr. Ludwig continues service with us through the hiring and commencement of service of a Chief Financial Officer in an other-than-interim capacity (a “Permanent CFO”), Mr. Ludwig will receive a special bonus equal to $30,000 multiplied by a fraction equal to the portion of a year that Mr. Ludwig has served as Interim Chief Financial Officer (i.e., if Mr. Ludwig serves as Interim Chief Financial Officer for 122 days, he will receive a bonus of approximately $10,000).

In addition, in order to induce Mr. Ludwig to serve as Interim Chief Financial Officer and to continue to serve with us for at least six months following the appointment of an individual other than Mr. Ludwig to serve as the Permanent CFO (such six-month period, the “Post-Appointment Period”), the Compensation Committee approved a severance arrangement whereby (a) Mr. Ludwig will receive severance equal to six months of his annual base salary (i.e., approximately $125,000) plus health benefits for such period and (b) in addition to any vesting to which Mr. Ludwig is otherwise entitled under the normal vesting provisions of any then outstanding stock options held by him (including the option described above), each such option shall be vested and exercisable with respect to a number of shares equal to one year of vesting in accordance the regular vesting schedule (up to the maximum number of shares subject to such option) in the event that either:

•	Mr. Ludwig is involuntarily terminated other than for cause prior to the end of the Post-Appointment Period; or

•	Mr. Ludwig has (a) continued his service as an employee of us through the end of the Post-Appointment Period and (b) prior to the expiration of the Post-Appointment Period, Mr. Ludwig has given us at least 30 days advance written notice of his intent to terminate his service as an employee.

However, if, during the period beginning on April 28, 2008 and ending on the last day of the Post-Appointment Period, we undergo a change of control transaction pursuant to which Mr. Ludwig’s existing change of control benefits (described below) would become payable (i.e., a change of control has occurred and Mr. Ludwig has terminated his employment for “good reason” or was terminated, other than for “cause”), then Mr. Ludwig is not entitled to the above-described severance and health benefits or acceleration of vesting related to his service as Interim Chief Financial Officer. He will instead receive the severance, acceleration of vesting and other benefits as provided in his Change of Control Severance Agreement described under “Executive Compensation — Severance and Change of Control Agreements” below.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed this Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this report.

Submitted by the Compensation Committee of
the Board of Directors,

William Miller
Richard Moran
Sharon Wienbar

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 regarding equity awards under our 2001 Second Amended and Restated Stock Option Plan; 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	4,035,629	$6.75	816,624
Equity compensation plans not approved by security holders	—	—	—

Total	4,035,629	$6.75	816,624

(1)	Of these shares, 1,766,000 shares are available for issuance under our 2007 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units, and 667,000 shares are available for issuance under our 2007 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the fiscal year ended December 31, 2007 and during the fiscal year ended December 31, 2006.

Summary Compensation Table — 2006 and 2007

Name and				Option	Incentive Plan
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Total(5)

L. Gregory Ballard	2007	$301,442	—	$486,001	$73,500	$860,943
Chief Executive Officer	2006	280,769	—	526,126	73,125	880,020
Albert A. “Rocky” Pimentel	2007	250,576	—	278,701	33,281	562,558
Chief Financial Officer	2006	223,076	—	277,195	31,365	531,636
Jill S. Braff	2007	240,577	—	132,249	29,062	401,888
Senior Vice President of	2006	216,923	$12,500	43,668	30,425	303,516
Global Publishing
Alessandro Galvagni	2007	240,576	—	132,561	29,062	402,199
Senior Vice President of	2006	197,692	12,500	39,899	27,113	277,204
Product Development
Kristian Segerstråle(6)	2007	160,342	—	—	15,043	175,385
Managing Director, EMEA	2006	221,154	—	16,081	17,328	254,563

(1)	The amounts in this column include any salary contributed by the Named Executive Officer to our 401(k) plan.

(2)	Bonuses paid in 2006 and 2007 were generally made under the criteria established in our executive bonus plan, and these plan bonus amounts are included in the “Non-Equity Incentive Plan Compensation” column. The amounts in this column represent discretionary bonuses paid to the Named Executive Officers as described under “— Compensation Discussion and Analysis — Cash Bonuses Under Our Non-Equity Incentive Plan” above.

(3)	The amounts in this column represent the amounts recognized as compensation expense for financial statement reporting purposes in 2006 and 2007 in accordance with SFAS No. 123R in connection with all of the options held or previously exercised by the Named Executive Officer.

(4)	The amounts in this column represent total performance-based bonuses earned for services rendered during 2006 and 2007. These bonuses were based entirely on our financial performance and the Named Executive Officer’s performance against his or her specified individual objectives. The bonuses earned in the last quarter of 2006 were paid in 2007, and in the last quarter of 2007 were paid in 2008.

(5)	The dollar value in this column for each Named Executive Officer represents the sum of all compensation reflected in the preceding columns.

(6)	Mr. Segerstråle resigned as an executive officer effective August 2007; prior to his departure, in 2007, Mr. Segerstråle earned $160,342.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options by the Named Executives Officers as of December 31, 2007. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option grant date.

2007 Grants of Plan-Based Awards

				All Other Option
		Estimated Future		Awards:
		Payouts Under Non-		Number of
		Equity		Securities	Exercise	Grant Date
		Incentive Plan		Underlying	Price of	Fair Value
	Grant	Awards(1)		Options	Option	of Option
Name	Date	Threshold	Maximum	Awards(2)	Awards(3)	Awards(4)

L. Gregory Ballard	11/29/07	$48,000	$150,000	125,000	$5.95	$292,575
Albert A. “Rocky” Pimentel	11/29/07	22,500	75,000	70,000	5.95	126,294
Jill S. Braff	11/29/07	18,000	60,000	75,000	5.95	136,208
Alessandro Galvagni	11/29/07	18,000	60,000	75,000	5.95	136,208
Kristian Segerstråle(5)	—	—	—	—	—	—

(1)	Under our executive bonus plan in 2007, for each of the Named Executive Officers, except for Mr. Ballard, 37.5% of each quarterly bonus was based on our performance relative to our operational revenue plan and 37.5% was based on our performance relative to our operational EBITDA plan, in each case with 40% of the maximum amount for that portion of the bonus being paid if we achieved at least 90% of our plan, 70% if we achieved at least 95% of our plan and 100% if we met or exceeded our plan. The final 25% of each quarterly bonus was based on the percentage of individual objectives that the chief executive officer determined the executive officer met. These objectives typically included qualitative and quantitative elements such as demonstrated leadership and achieving spending within plan for the officer’s area of functional responsibility, as well as tactical and strategic objectives to be achieved within the officer’s functional area. Under our executive bonus plan in 2007, for Mr. Ballard, 80% of his bonus was paid on a quarterly basis and the remaining 20% of his bonus was paid on an annual basis. Of Mr. Ballard’s quarterly bonus, 50% was based on our performance relative to our operational revenue plan and 50% was based on our performance relative to our operational EBITDA plan. The final 20% of his total bonus was based on his individual annual goals. In the table above, the “Threshold” column represents the smallest total bonus that would have been paid in 2007 to each Named Executive Officer if, in each quarter of 2007, we had achieved the minimum operational revenue and operational EBITDA amounts required for the payment of any bonus but the executive officer did not meet any of his or her individual objectives. Payment of the applicable portion of each bonus is contingent on (a) our having achieved either (i) at least 90% of our operational revenue plan or (ii) at least 90% of our operational EBITDA plan or (b) the executive officer’s achieving one or more of his or her individual performance goals. Failure to meet all of these conditions in any quarter would result in an executive officer receiving no bonus. The “Maximum” column represents the largest total bonus that could have been paid to each Named Executive Officer if all corporate financial and individual objectives were met in each quarter of 2007. The actual bonus amount earned by each Named Executive Officer in 2007 is shown in the “Summary Compensation Table — 2006 and 2007” above.

(2)	All option awards were made under our 2007 Equity Incentive Plan. Each award was divided into two options, with one option covering shares designated as an incentive stock option and the other option covering the remaining shares designated as a nonqualified stock option. Each option vests as to 1/4 of the shares of common stock underlying it on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. These options contain provisions that call for accelerated vesting upon certain events following a change of control event, as discussed in “— Compensation Discussion and Analysis — Severance and Change of Control Payments” above and in “— Severance and Change of Control Agreements” below.

(3)	The closing market price of our stock on November 29, 2007 was $5.95 per share.

(4)	The amounts in this column represent the grant date fair value, computed in accordance with SFAS No. 123R, of each option granted to the Named Executive Officer in 2007, less in the case of modified or replacement options the fair value of the option modified or replaced. Our compensation cost for these option grants is similarly based on the grant date fair value but is recognized over the period, typically four years, in which the Named Executive Officer must provide services in order to earn the award.

(5)	Mr. Segerstråle resigned as an executive officer effective August 2007.

The following table provides information regarding each unexercised stock option held by each of our Named Executive Officers as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

	Number of Securities
	Underlying		Option	Option
	Unexercised Options(1)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price(2)	Date

L. Gregory Ballard(3)	105,556	—	$0.18	10/01/08
	166,666	—	0.75	11/03/09 (4)
	183,333	—	3.90	07/20/16 (5)
	41,664	91,668	10.53	09/07/16
	—	125,000	5.95	11/29/13
Albert A. “Rocky” Pimentel(6)	69,971	34,987	4.50	04/28/10
	28,644	63,022	10.53	09/07/16
	47,579	—	0.75	11/03/09
	—	70,000	5.95	11/29/13
Jill S. Braff(7)	2,084	—	0.30	02/04/09
	16,666	—	0.75	06/30/09
	24,727	—	0.30	05/06/09
	16,665	8,335	4.50	04/28/10
	23,435	51,564	10.53	09/07/16
	—	75,000	5.95	11/29/13
	5,000	5,000	3.54	12/15/15
Alessandro Galvagni(7)	16,666	—	0.18	09/01/08
	28,887	14,446	4.50	04/28/10
	23,435	51,564	10.53	09/07/16
	—	75,000	5.95	11/29/13
Kristian Segerstråle(8)	—	—	—	—

(1)	Except as otherwise described in these footnotes, each option vests as to 1/4 of the shares of common stock underlying it on the first anniversary of the grant date and as to 1/48 of the shares of common stock underlying it monthly thereafter. In December 2004, our Board of Directors amended the stock options granted to employees at the level of vice president and above such that their previously granted stock options would be immediately exercisable, and determined that, unless otherwise approved by our Board of Directors or our Compensation Committee, future option grants to these employees would also be immediately exercisable. Any options exercised prior to their vesting date would be subject to our right of repurchase as specified in the 2001 Stock Option Plan.

(2)	The amounts in this column represent the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “— Compensation Discussion and Analysis — Equity Compensation” above for a discussion of how we have valued our common stock.

(3)	In May 2006, upon recommendation and approval from our Compensation Committee, we entered into the severance agreement described under “— Payments Upon Termination or Change in Control” below, including a change of control provision, with Mr. Ballard. This agreement was amended in December 2006. This agreement covers all stock option grants made or to be made to Mr. Ballard.

(4)	This option vests monthly as to 1/48 of the shares of common stock underlying it.

(5)	This stock option was immediately exercisable. It vested as to 1/2 of the shares of common stock underlying it on the second anniversary of the grant date and as to 1/48 of the shares of common stock underlying it monthly thereafter. Any unvested shares vested upon the completion of the Company’s initial public offering, so it is fully vested.

(6)	In May 2006, upon recommendation and approval from our Compensation Committee, we entered into the severance agreement described under “— Payments Upon Termination or Change in Control” below, including a change of control provision, with Mr. Pimentel. This agreement was amended in December 2006. This agreement covers all stock option grants made or to be made to Mr. Pimentel.

(7)	In December 2006, upon recommendation and approval from our Compensation Committee, we entered into a severance agreement described under “— Payments Upon Termination or Change in Control” below, including a change of control provision, with each of Ms. Braff and Mr. Galvagni. These agreements cover all stock option grants made or to be made to Ms. Braff and Mr. Galvagni.

(8)	Mr. Segerstråle resigned as an executive officer effective August 2007. He does not hold any options to purchase securities of the Company.

Option Exercises

The following table shows the number of shares acquired pursuant to the exercise of options by each Named Executive Officer during 2007 and the aggregate dollar amount realized by the Named Executive Officer upon exercise of the option.

2007 Option Exercises

	Number of
	Shares Acquired	Value Realized
Name	on Exercise	On Exercise(1)

L. Gregory Ballard	50,000	$541,000
Albert A. “Rocky” Pimentel	—	—
Jill S. Braff	57,188	$372,818
Alessandro Galvagni	49,999	$362,015
Kristian Segerstråle(2)	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise.

(2)	Mr. Segerstråle resigned as an executive officer effective August 2007. Mr. Segerstråle did not exercise any options in 2007.

Pension Benefits

The Company does not provide any pension benefits to the Named Executive Officers.

Nonqualifed Deferred Compensation

The Named Executive Officers are not provided with a nonqualified deferred compensation plan.

Payments Upon Termination or Change in Control

Messrs. Ballard and Pimentel

In May 2006, we entered into severance agreements with Messrs. Ballard and Pimentel, which were amended in December 2006. Each agreement, as amended, provides that, should the executive terminate his employment for “good reason” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would continue for 12 months to receive his then-current base salary and benefits (other than any prospective bonus) he might have been eligible to receive. Each such executive will also be eligible to receive a partial bonus prorated for the portion of the relevant period served by the executive prior to the termination. Additionally, all of his unvested options or outstanding shares of common stock subject to our lapsing right of repurchase would become fully vested.

Ms. Braff, Mr. Galvagni and Mr. Ludwig

In December 2006, our Board of Directors approved severance arrangements with Ms. Braff and Mr. Galvagni, under which, should the executive terminate his or her employment for “good reason” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” the executive would continue for six months to receive his or her then-current base salary and benefits (other than any bonus) the executive might have been eligible to receive. Each such executive will also be eligible to receive a partial bonus prorated for the portion of the relevant period served by the executive prior to the termination. Additionally, each of these executives outstanding unvested options or outstanding shares of common stock subject to our lapsing right of repurchase would become vested as to an additional 50% of the shares originally subject to that option or lapsing repurchase right.

The following definitions are utilized in the severance arrangements with each of Messrs. Ballard, Galvagni, Ludwig and Pimentel and Ms. Braff:

A “change in control transaction” is defined to mean the closing of (i) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (ii) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (iii) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than our company in one transaction or a series of related transactions.

“Good reason” is defined to mean (i) without his or her express written consent, a significant reduction in his or her duties, position or responsibilities, or his or her removal from these duties, position and responsibilities, unless he or she is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute “good reason,” (ii) a greater than 15% reduction in his or her then-current annual base compensation that is not applicable to our other executive officers, or (iii) without his or her express written consent, a relocation to a facility or a location more than 30 miles from his or her then-current location of employment.

“Cause” is defined to mean (i) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (ii) his or her personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (iii) his or her being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board of Directors reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (iv) any material breach of any agreement with us by him or her that remains uncured for 30 days after written notice by us to him or her, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (v) his or her failure to follow the lawful directions of our Board of Directors or, if he or she is not the chief executive officer, the lawful directions of the chief executive officer, in the scope of his or her employment unless he or she reasonably believes in good faith that these directions are not lawful and notifies our Board of Directors or chief executive officer, as the case may be, of the reasons for his or her belief.

The following table below estimate the potential payments to each Named Executive Officer upon involuntary termination or his or her terminating his or her employment for good reason within 12 months following a change in our control as of December 31, 2007, using the closing sales price of our common stock on such date ($5.22), based on vesting as of that date, assuming the Named Executive Officers fully exercised the stock options to the extent vested and assuming these executive officers could have sold the shares purchased upon exercise and if any shares were subject to a right of repurchase by the Company, the extent to which such right lapses and the Named Executive Officer sold such shares:

		Equity	Benefits and
Name	Salary(1)	Acceleration(2)	Perquisites(3)

L. Gregory Ballard	$375,000	$170,732	$14,706
Albert A. “Rocky” Pimentel	280,000	237,877	14,706
Jill S. Braff	135,000	20,402	7,353
Alessandro Galvagni	135,000	5,201	2,398
Kristian Segerstråle(4)	—	—	—

(1)	Reflects 12 months of continued salary in the cases of Messrs. Ballard and Pimentel and six months of continued salary in the cases of the other Named Executive Officers.

(2)	Calculated based on the change in control taking place as of December 31, 2007 and based on the closing price of our stock as of that date. Reflects 100% acceleration of vesting of equity awards in the cases of Messrs. Ballard and Pimentel, and reflects 50% acceleration of vesting of equity awards in the cases of the other Named Executive Officers, in each case as of that date.

(3)	Reflects 12 months of continued health (medical, dental and vision) and life insurance benefits in the cases of Messrs. Ballard and Pimentel and six months of continued health (medical, dental and vision) and life insurance benefits in the cases of the other Named Executive Officers.

(4)	Mr. Segerstråle resigned as an executive officer effective August 2007.

Employment Agreements and Offer Letters

We are party to the following agreements contained in employment offer letters with our Named Executive Officers.

L. Gregory Ballard

On September 23, 2003, Mr. Ballard executed our written offer of employment as our Chief Executive Officer and President. The written offer of employment specifies that Mr. Ballard’s employment with us is “at will.” Mr. Ballard’s current base compensation is $375,000. He is currently eligible to receive a bonus of up to 75% of his base compensation. The provision of Mr. Ballard’s offer letter regarding termination upon a “change in control” event has been superseded by the Severance Agreement described above in “— Payments Upon Termination or Change in Control” above.

Albert A. “Rocky” Pimentel

On September 28, 2004, Mr. Pimentel executed our written offer of employment as our Executive Vice President and Chief Financial Officer. The written offer of employment specifies that Mr. Pimentel’s employment with us is “at will.” Mr. Pimentel’s current base compensation is $280,000. He is currently eligible to receive a bonus of up to 50% of his base compensation. The provision of Mr. Pimentel’s offer letter regarding termination upon a “change of control” event has been superseded by the Severance Agreement described above in “— Payments Upon Termination or Change in Control” above.

Alessandro Galvagni

On September 23, 2002, Mr. Galvagni executed our written offer of employment as our Chief Technical Officer commencing on September 30, 2002. He is currently Senior Vice President of Global Product Development

and Chief Technology Officer. The written offer of employment does not specify a specific term for Mr. Galvagni’s employment; rather, Mr. Galvagni’s employment with us is “at will.” Mr. Galvagni’s current base compensation is $270,000. He is currently eligible to receive a bonus of up to 50% of his base compensation.

Jill S. Braff

On December 23, 2003, Ms. Braff executed our written offer of employment as our Vice President, Marketing commencing on December 29, 2003. She is currently Senior Vice President of Global Publishing. This offer letter was subsequently amended on July 23, 2004. The written offer of employment does not specify a specific term for Ms. Braff’s employment; rather, Ms. Braff’s employment with us is “at will.” Ms. Braff’s current base compensation is $270,000. She is currently eligible to receive a bonus of up to 50% of her base compensation.

Limitation on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Our restated bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our restated bylaws provide that we may indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

In connection with our IPO, we entered into indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Related Party Transaction Approval Policy

The Board recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interests of the Company.

Our policy and the charters of our Nominating and Governance Committee and our Audit Committee adopted by our Board of Directors on December 13, 2006 require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation-related matters, must be reviewed and approved or ratified by our Nominating and Governance Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Audit Committee. These committees have not adopted policies or procedures for review of, or standards for approval of, these transactions.

Certain Relationships and Related Party Transactions

Other than the compensation arrangements that are described above in “Director Compensation,” the option grants and exercises, restricted stock awards, stock purchases and other arrangements that are described in “Compensation Discussion and Analysis” and “Executive Compensation and Related Information,” since December 31, 2006, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding ownership of our common stock as of April 1, 2008 by:

•	Each Named Executive Officer;

•	Each of our directors and nominees for director;

•	all of our executive officers and directors as a group; and

•	all persons known to Glu to beneficially own 5% or more of our common stock.

Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 1, 2008 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and based on 29,338,260 shares of our common stock outstanding as of April 1, 2008. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

	Number of	Percentage
	Shares	of
	Beneficially	Total
Name of Beneficial Owner	Owned	Vote

5% Stockholders:
New Enterprise Associates 10, L.P.(1)	4,794,449	16.3%
Columbia Management Advisors, LLC(2)	2,402,030	8.2%
BAVP, L.P.(3)	2,400,819	8.2%
T. Rowe Price Associates(4)	1,729,852	5.9%
Stephens Investment Management, LLC(5)	1,641,189	5.6%
Directors and Named Executive Officers:
L. Gregory Ballard(6)	767,804	2.6%
Albert A. “Rocky” Pimentel(7)	347,470	1.2%
Jill S. Braff(8)	95,035	*
Alessandro Galvagni(9)	102,459	*
Ann Mather(10)	78,666	*
William J. Miller	10,000	*
Richard A. Moran(11)	88,666	*
Hany M. Nada(12)	1,089,177	3.7%
A. Brooke Seawell(13)	20,000	*
Daniel L. Skaff(14)	790,862	2.7%
Sharon L. Wienbar(15)	—	—
Ellen Siminoff	—	—
All 12 directors and executive officers as a group(16)	3,390,139	11.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	The information provided with respect to these shareholders is based solely upon a Schedule 13G dated February 13, 2008, filed by such stockholder(s) with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of these stockholder(s). The address for New Enterprise Associates 10, L.P. is 1119 St. Paul Street, Baltimore, Maryland 21202.

(2)	The information provided with respect to this shareholder is based solely upon a report provided by 13F dated as of February 13, 2008, filed by Bank of America Corporation, the institutional investment manager reporting for Columbia Management Advisors, LLC, with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of this stockholder. The address for Columbia Management Advisors, Inc. is 100 Federal Street, Boston, Massachusetts 02110.

(3)	The voting and disposition of our shares held by BAVP, L.P. are determined by the four managing members of Scale Venture Management I, LLC (formerly BA Venture Partners VI, LLC), the ultimate general partner of BAVP, L.P. See footnote (14) regarding the relationship between this securityholder and Ms. Wienbar. The address of BAVP, L.P. is 950 Tower Lane, Suite 700, Foster City, California 94404.

(4)	The information provided with respect to these shareholders is based solely upon a Schedule 13G dated February 13, 2008, filed by such stockholder(s) with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of these stockholder(s). The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	The information provided with respect to these shareholders is based solely upon a Schedule 13G/A dated February 13, 2008, filed by such stockholder(s) with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of these stockholder(s). The address for Stephens Investment Management, LLC is One Ferry Building, Suite 255, San Francisco, California 94111.

(6)	Includes 461,106 shares subject to options that are exercisable within 60 days of April 1, 2008, 26,668 shares held by Mr. Ballard’s minor children, 130,030 shares held in the L.Gregory Ballard and Lucy H Ballard Revocable Trust UAD and 150,000 shares held in the L. Gregory Ballard & Lucy H Ballard Trustees for the Ballard Family GRAT.

(7)	Includes 119,096 shares subject to options that are exercisable within 60 days of April 1, 2008 and 33,306 shares subject to our right of repurchase, which right lapses as to 4,757 shares each succeeding month over the next seven months.

(8)	Represents 95,035 shares subject to options that are exercisable within 60 days of April 1, 2008

(9)	Includes 71,314 shares subject to options that are exercisable within 60 days of April 1, 2008.

(10)	Includes 3,666 shares granted pursuant to a restricted stock award.

(11)	Includes 26,000 shares subject to options that are exercisable within 60 days of April 1, 2008.and 62,666 shares held by the Moran Family 2003 Revocable Trust.

(12)	Represents 1,067,939 shares held by Granite Global Ventures II L.P. and 21,238 shares held by GGV II Entrepreneurs Fund L.P. Mr. Nada is a managing director of the general partner of the foregoing entities, which has seven individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner. Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities. Excludes 136,102 shares issuable upon exercise of warrants held by Granite Global Ventures II L.P. that were issued in February 2007.

(13)	Excludes 4,847,144 shares held by New Enterprise Associates 10 L.P. and 24,350 shares held by NEA Ventures 2001, L.P. Mr. Seawell is a venture partner of NEA Development Corp., an entity that provides administrative services to the foregoing entities. Mr. Seawell does not have voting or dispositive power with respect to any of the shares held by New Enterprise Associates 10 L.P or NEA Ventures 2001, L.P., and disclaims beneficial ownership of any securities held by them, except to the extent of his respective proportionate pecuniary interests in these entities.

(14)	Includes 27,252 shares held by the Daniel & Michelle Skaff Trust and 10,263 shares issued pursuant to a warrant exercise. Mr. Skaff is the managing member of Sienna Associates III, L.L.C., the general partner of Sienna Limited Partnership III, L.P. Mr. Skaff, Robert Conrads and Gilbert Amelio share voting and dispositive power over these shares and disclaim beneficial ownership of these shares except to the extent of their respective individual pecuniary interests in this entity. The address of Sienna Limited Partnership III, L.P. and Mr. Skaff is 2330 Marinship Way, Suite 130, Sausalito, California 94965.

(15)	Excludes 2,400,819 shares held by BAVP, L.P. The voting and disposition of our shares held by BAVP, L.P. are determined by the four individual managing members of BA Venture Partners VI, LLC, the ultimate general partner of BAVP, L.P. Sharon Wienbar, one of our directors, is one of the members of Scale Venture Management I, LLC (formerly BA Venture Partners VI, LLC) but does not share voting or dispositive power for shares of our common stock.

(16)	Includes 33,206 shares subject to our right of repurchase, which right lapses as to 4,757 shares each succeeding month over the next seven months, and 772,551 shares subject to options that are exercisable within 60 days of April 1, 2008, of which 421,541 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the executive officer’s cessation of service prior to vesting. Excludes the shares indicated to be excluded in footnotes (13) and (15). If, on April 1, 2008, Mr. Ludwig had served as our Chief Financial Officer in lieu of Mr. Pimentel, the Number of Shares Beneficially Owned would have been 74,796 and the Percentage of Total Vote would have been 0.3%.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of Ms. Mather and Messrs. Nada and Skaff, each of whom is an independent director, as independence for audit committee members is defined in the NASDAQ Stock Market’s listing standards. At the beginning of 2007, the Audit Committee consisted of Ms. Mather and Messrs. Nada and Seawell; however, Mr. Skaff was appointed to the Audit Committee as Mr. Seawell’s replacement in March 2008. The Board of Directors has determined that each of Ms. Mather and Mr. Skaff is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

As members of the Audit Committee for the 2008 fiscal year, we assist the Board of Directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and its subsidiaries. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined in the NASDAQ Stock Market’s listing standards. The Audit Committee operates under a charter.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Glu’s audited financial statements. The Audit Committee met eleven times during the 2007 fiscal year, including meetings with our independent registered public accounting firm to review our quarterly and annual results. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of Glu’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Glu’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Glu’s audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008.

Submitted by the Audit Committee of the Board of Directors,

Ann Mather
Hany M. Nada
Daniel L. Skaff

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
PRICEWATERHOUSECOOPERS LLP, FOR THE 2008 FISCAL YEAR

(Item No. 2 on the Proxy Card)

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and until their successors are appointed. Although action by stockholders is not required by law, the Audit Committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interests of Glu and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm.

The following table sets forth the aggregate fees and related expenses for professional services provided by PwC during 2007 and 2006. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence. The Audit Committee pre-approval policies and procedures require prior approval of each engagement of PwC to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below were approved in accordance with these policies.

	2007	2006

Audit fees	$1,241,000	$719,000
Audit-related fees	140,000	529,000
Tax fees	157,000	35,000
All other	4,000	2,000
TOTAL	$1,542,000	$1,285,000

For the year ended December 31, 2007, fees for PwC audit services include fees associated with the integrated annual audit, reviews of Glu’s quarterly reports on Form 10-Q, accounting consultations and SEC registration statements. All other fees include fees associated with the annual subscription to PwC online accounting and auditing research tool.

Representatives of PwC are expected to be at the Annual Meeting. Representatives of PwC will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Under our Bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this Proxy Statement in accordance with the provisions of our Bylaws, which require that such notice be given not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2009 Annual Meeting of Stockholders, a stockholder’s notice must be received by us between February 18, 2009 and March 20, 2009. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

If the date of the 2009 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2008 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 105 days and not later than 75 days prior to the 2009 annual meeting or the close of business on the 10th day following the day on which the Company first publicly announces the date of the 2009 annual meeting.

These stockholder notices must contain information required by our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our Board of Directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than January 2, 2009 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2009 annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current Bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our Bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2008 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Kevin S. Chou
Vice President, General Counsel and Secretary

May 2, 2008

ANNUAL MEETING OF STOCKHOLDERS OF
GLU MOBILE INC.
June 3, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â

■ 20330000000000000000 9	060308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	The election of three Class I directors to serve on our Board of Directors, each to serve until the Company’s annual meeting of stockholders to be held in 2011 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

NOMINEES:
☐	FOR ALL NOMINEES	¦ ¦	Richard a. Moran Hany M. Nada
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¦	Ellen siminoff
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

3.	Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 21, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

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GLU MOBILE INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints L. Gregory Ballard as a proxy, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc. held of record by the undersigned on April 21, 2008, at the Annual Meeting of Stockholders to be held at 2207 Bridgepointe Parkway, San Mateo, California 94404, on June 3, 2008, at 10:00 a.m. Pacific Time, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

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